Exhibit 10.3

SHAREHOLDERS AGREEMENT
OF
InteMedica (Shanghai) Investment Limited

THIS SHAREHOLDERS AGREEMENT is made and entered into as of the date set forth hereunder by and among the owners of SES Investment Limited, TUUN Health, LLC and ZYTO Corporation, whose name and address is set forth in Schedule 1 hereto and whose signatures appear on the counterpart signature pages attached hereto.

WITNESSETH

WHEREAS SES Investment Limited and TUUN Health, LLC are currently equal shareholders in InteMedica (Shanghai) Investment Limited (the "Company"), a wholly owned foreign enterprise (a "WOFE") in good standing with legal address of 20C, New Shanghai International Tower, 360 Pu Dong Road South, Shanghai, 200120, People's Republic of China; and

WHEREAS the parties hereto, wishing to admit ZYTO Corporation as a shareholder of the Company under and pursuant to laws, rules and regulations of the People's Republic of China; and

WHEREAS the parties agree that their respective rights, powers, duties and obligations as shareholders of the Company, and the management, operations and activities of the Company, shall be governed by this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 *Certain Definitions*. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1.1:

(a) *"Applicable Laws"* means any and all laws, rules and regulations that govern the formation, conduct and operations of a WOFE, as from time to time in effect in the PRC, or any corresponding provision or provisions of any succeeding or successor law of the PRC.

(b) *"Affiliate"* of a Shareholder or Director means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Shareholder or Director, as applicable. The term "control," as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively, "limited liability company"), the right to exercise, directly or

indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(c) *"Agreement"* means this Shareholders Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

(d) *"Assignee"* means any transferee of a Shareholder's Interest who has not been admitted as a Shareholder of the Company in accordance with Section 11.2.

(e) *"Bankruptcy"* means, with respect to a Shareholder: (i) such Shareholder makes an assignment for the benefit of creditors; (ii) such Shareholder files a voluntary petition in bankruptcy; (iii) such Shareholder is adjudged a bankrupt or insolvent, or has entered against him or it an order for relief, in any bankruptcy or insolvency proceeding; (iv) such Shareholder files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Shareholder files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any proceeding of a nature described in this Section 1.1(e); (vi) such Shareholder seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Shareholder or of all or any substantial part of his or its properties; or (vii) 120 days after the commencement of any proceeding against the Shareholder seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the Shareholder's consent or acquiescence of a trustee, receiver or liquidator of the Shareholder or of all or any substantial part of his or its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

(f) *"Capital Account"* means an account established and maintained for each Shareholder pursuant to Section 8.5 hereof.

(g) *"Capital Contributions"* means the contributions made by the Shareholders to the Company pursuant to Sections 8.1, 8.2 or 8.3 hereof and, in the case of all the Shareholders, the aggregate of all such Capital Contributions.

(h) *"Company"* means *InteMedica (Shanghai) Investment Limited*, a Chinese wholly owned foreign enterprise.

(i) *"Director"* means a Person who is elected as a director of the Company pursuant to Section 5.5 or 5.6 of this Agreement or is an initial director pursuant to Section 5.7 of this Agreement. The word "Directors" as used in this Agreement in the context of Directors requiring to approve or authorize any action as defined or

articulated in this Agreement shall mean two or more Directors, or if there is only one Director of the Company, then that sole Director

(j) *"Dissolution Event"* means, with respect to any Person, one or more of the following: the death, insanity, withdrawal, resignation, retirement, expulsion, Bankruptcy or dissolution of such Person.

(k) *"For Cause"* will mean the termination of an employee for (i) any material breach of this Agreement by an employee (or of any other written agreement between employee and the Company), which breach, if curable, is not cured within five (5) days of written notice thereof, (ii) any act or acts of gross misconduct by employee, (iii) conduct grossly insubordinate or disloyal to the Company, (iv) the conviction of or pleading guilty or no contest to a felony, or to a misdemeanor involving dishonesty or moral turpitude, (v) the use of illegal drugs or alcohol by employee such that employee becomes impaired in the performance of employee's duties hereunder, (vi) a material failure by employee to comply with the Company's written policies or rules, or (vii) the continued failure by employee to perform assigned duties after receiving written notification of such failure; in each case as determined by the Directors in their good faith discretion.

(l) *"Interest"* means the entire ownership interest of a Shareholder in the Company at any particular time, including, without limitation, the right of such Shareholder to participate in the Company's income or losses, Net Cash Flow and any and all rights and benefits to which a Shareholder may be entitled pursuant to this Agreement and under Applicable Laws, together with the obligations of such Shareholder to comply with all the terms and provisions of this Agreement and Applicable Laws.

(m) *"Net Cash Flow"* means, with respect to any fiscal period, earnings before interest, taxes, depreciation, and amortization (EBITDA), decreased by (i) cash interest, cash taxes and any amounts added to Reserves or otherwise determined by the Directors as necessary to be retained by the Company; and adjusted for (ii) changes in working capital, capital expenditures and any other cash items not included in the above.

(n) *"Percentage Interest"* means the allocable interest of each Shareholder in the income, gain, loss, deduction or credit of the Company, as set forth in Schedule 2 hereto, as amended from time to time.

(o) *"Person"* means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity domiciled in any country.

(p) *"PRC"* means the People's Republic of China.

(q) *"Reserves"* means the reasonable reserves established and maintained from time to time by the Directors, in amounts reasonably considered adequate and

sufficient from time to time by the Directors for working capital, inventory acquisition, capital expenditures, or to pay taxes, fees, insurances or other costs and expenses incident to the Company's business.

(r) *"Shareholder"* means any Person who (i) is one of the original Shareholders of the Company which are parties to this Agreement and listed as such in Schedule 1 or (ii) has been admitted to the Company as a Shareholder in accordance with Applicable Laws and this Agreement, and (iii) has not ceased to be a Shareholder for any reason.

(s) *"Vote"* includes written consent.

(t) *"WOFE"* means

1.2. *Form of Pronouns; Number; Construction.* Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or subsections are to the Articles, Sections and subsections in this Agreement. Unless the context otherwise requires, the term "including" shall mean "including, without limitation."

ARTICLE 2

THE COMPANY

2.1 *Name.* The name of the Company is <u>*InteMedica (Shanghai) Investment Limited.*</u>

2.2 *Purpose of the Company.* The Company is organized for the following objects and purposes:

(a) To engage in any lawful activity for which a WOFE may be formed under the Applicable Laws. Notwithstanding the foregoing, without the consent of all the Shareholders, the Company shall not engage in any business other than the following: healthcare and technology services applied broadly to facilitate the greater health of the Chinese people, the Chinese healthcare system and any and all other areas related to the health, wellness and medical fields.

(b) Such other activities directly related to and in furtherance of the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the majority of Shareholders.

2.3 *Term.* This Company shall continue in existence in perpetuity from the date of its formation, unless earlier dissolved pursuant to Applicable Laws or Section 13.1 of this Agreement.

ARTICLE 3

OFFICES

3.1 *Registered Office*. The registered office of the Company in the PRC required by Applicable Laws is 20C, New Shanghai International Tower, 360 Pu Dong Road South, Shanghai, 200120, People's Republic of China until such time as the registered office is changed in accordance with Applicable Laws.

3.2 *Principal Executive Office*. The principal executive office for the transaction of the business of the Company shall be fixed by the Directors within or without the PRC.

3.3 *Other Offices*. The Director(s) may at any time establish other business offices within or without the PRC.

ARTICLE 4

SHAREHOLDERS; LIMITED LIABILITY OF SHAREHOLDERS; CLASSES; INTERESTS OF SHAREHOLDERS; CERTIFICATES; VOTING RIGHTS; MEETINGS OF SHAREHOLDERS

4.1 *Shareholders*. Each of the parties to this Agreement, and each Person admitted as a Shareholder of the Company pursuant to Applicable Laws and Section 11.2 of this Agreement, shall be Shareholders of the Company until they cease to be Shareholders in accordance with the provisions of Applicable Laws, the formation of this Company, or this Agreement. Upon the admission of any new Shareholder, Schedules 1 hereto shall be amended accordingly.

4.2 *Limited Liability*. Except as expressly set forth in this Agreement or required by Applicable Laws, no Shareholder shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Shareholder of the Company.

4.3 *Nature of Shareholder Interest; Agreement Is Binding upon Successors*. The Interests of Shareholders in the Company constitute their personal estate. No Shareholder has any interest in any specific asset or property of the Company.

In the event of the death or legal disability of any Shareholder, the executor, trustee, administrator, guardian, conservator or other legal representative of such Shareholder shall be bound by the provisions of this Agreement, including without limitation Sections 11.2, 11.3 and 11.4. If a Shareholder who is not a natural person is dissolved or terminated, the successor of such Shareholder shall be bound by the provisions of this Agreement, including without limitation Sections 11.2, 11.3 and 11.4.

4.4 *Certificates Evidencing Interests*. The Company may issue to every Shareholder of the Company a certificate signed by any two Directors of the Company specifying the Interest of

such Shareholder, which signatures may be facsimiles. If a certificate for registered interests is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Directors or, if there be no Directors then in office, of the Shareholders.

4.5 *Classes of Shareholders.*

(a) The Company shall have one class of Shareholders Said class of shareholders shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. The names of the Shareholders, respectively, shall be set forth in **Schedule 1** hereto, as amended from time to time.

4.6 *Voting Rights.*

(a) Except as may otherwise be provided in this Agreement or Applicable Laws, each of the Shareholders hereby waives his or its right to vote on any matters other than as set forth in this Section 4.6.

(b) In accordance with Section 19.2, the affirmative vote of a majority of the Percentage Interests of the Shareholders shall be required to:

(i) amend the Certificate of Formation;

(ii) amend this Agreement, except for clerical or ministerial amendments, which may be approved by the affirmative vote of the majority of Directors;

(iii) approve a voluntary dissolution of this Company.

(iv) elect and remove Directors in accordance with Section 5.5;

(v) change the authorized number of Directors in accordance with Section 5.4.

(vi) approve any contract or other transaction with an interested Director or Shareholder, including compensation of Directors; and

(vii) approve any loan to any Director or any guarantee of a Director's obligations, in accordance with Article 17.

(c) Subject to Applicable Laws and, the affirmative vote of Shareholders holding not less sixty six and 2/3 percent (66.666%) of the Percentage Interests voting at a duly held meeting at which a quorum is present shall be required to:

(i) approve a return of a Shareholder's Capital Contribution in accordance with Section 8.3(b)(ii);

(ii) approve a transfer of a Shareholder's interest in accordance with Section 11.1;

(iii) approve the admission of a Shareholder in accordance with Section 11.2;

(iv) agree to continue the business of the Company after a Dissolution Event specified in Section 13.1;

(v) appoint a liquidating trustee in accordance with Section 13.2(a);

(vi) approve a merger, consolidation or other reorganization of this Company; and

(vii) authorize or approve a fundamental change in the business of the Company, including a sale of all or substantially all of its assets.

(d) Unless a record date for voting purposes has been fixed as provided in Section 4.12 of this Agreement, only Persons whose names are listed as Shareholders on

the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Shareholders is held (except that the record date for Shareholders entitled to give consent to action without a meeting shall be determined in accordance with Section 4.11) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Shareholder entitled to vote on any matter may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Director), but if the Shareholder fails to specify the Interests such Shareholder is voting affirmatively, it will be conclusively presumed that the Shareholder's approving vote is with respect to all votes such Shareholder is entitled to cast. Such vote may be a voice vote or by ballot; provided, however, that all votes for election or removal of a Director must be by ballot upon demand made by a Shareholder at any meeting at which such election or removal is to be considered and before the voting begins.

(e) Without limiting the preceding provisions of this Section 4.6, no Person shall be entitled to exercise any voting rights as a Shareholder until such Person (i) shall have been admitted as a Shareholder pursuant to Section 11.2, and (ii) shall have paid the Capital Contribution of such Person in accordance with Section 8.1.

4.7 *Place of Meetings*. All meetings of the Shareholders shall be held at any place within or without the PRC, which may be designated by the Directors. In the absence of such designation, Shareholders' meetings shall be held at the principal executive office of the Company.

4.8 *Meetings of Shareholders*. Meetings of the Shareholders for the purpose of taking any action permitted to be taken by the Shareholders may be called by any two Directors, or by Shareholders entitled to cast not less than thirty percent (30%) of the votes at the meeting. Upon request in writing that a meeting of Shareholders be called for any proper purpose, the secretary forthwith shall cause notice to be given to the Shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than ten (10) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Shareholder entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting. Such notices shall state:

(a) The place, date and hour of the meeting; and

(b) Those matters which the Directors, at the time of the mailing of the notice, intend to present for action by the Shareholders.

4.9 *Quorum*. The presence at any meeting in person or by proxy of Shareholders holding not less than a majority of the Percentage Interests of the class or classes entitled to vote at such meeting shall constitute a quorum for the transaction of business. The Shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a

quorum, if any action taken (other than adjournment) is approved by at least a majority of the votes required to constitute a quorum.

4.10 *Waiver of Notice.* The actions of any meeting of Shareholders, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Shareholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in subsections (b), (c) or (d) of Section 4.6 of this Agreement, the waiver of notice, consent or approval shall state the general nature of such proposal. All such waivers, consents or approvals shall be filed with the Company's records and made a part of the minutes of the meeting.

Attendance of a Shareholder at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Shareholder objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

4.11 *Action by Shareholders Without a Meeting.* Directors may be elected or removed without a meeting by a consent in writing, setting forth the actions so taken, signed by Shareholders having not less than the minimum number of votes that would be necessary to elect or remove Directors in accordance with Section 5.5; in addition, a Director may be elected at any time to fill a vacancy by a written consent signed by Shareholders having not less than the minimum number of votes that would be necessary to elect Directors in accordance with Section 5.5. Notice of such election shall be promptly given to non-consenting Shareholders.

Any other action which, under any provision of Applicable Laws or the certificate of formation or this Agreement, may be taken at a meeting of the Shareholders, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the actions so taken, is signed by Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company's records.

Unless the consents of all Shareholders entitled to vote have been solicited in writing, then:

(a) notice of any proposed Shareholder approval of any of the matters set forth in subsections (b), (c) or (d) of Section 4.6 without a meeting by less than unanimous written consent shall be given to those Shareholders entitled to vote who have not consented in writing at least ten (10) days before the consummation of the actions authorized by such approval; and

(b) prompt notice shall be given of the taking of any other action approved by Shareholders without a meeting by less than unanimous written consent to those Shareholders entitled to vote who have not consented in writing.

Any Shareholder giving a written consent, or the Shareholder's proxy-holders, or a personal representative of the Shareholder or their respective proxy-holders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other director or Director of the Company.

4.12 *Record Date.* The Directors or, if there be no Directors then in office, the Shareholders may fix a time in the future as a record date for the determination of the Shareholders entitled to notice of and to vote at any meeting of Shareholders or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The record date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only Shareholders of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the record date, except as otherwise provided by statute or in the certificate of formation or this Agreement.

If the Directors or the Shareholders, as the case may be, do not so fix a record date: then,

(a) the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held; and

(b) the record date for determining Shareholders entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

4.13 *Resignation and Withdrawal of Shareholders.* No Shareholder may resign or withdraw as a Shareholder prior to the dissolution and winding up of the Company.

4.14 *Shareholders May Participate in Other Activities.* Each Shareholder of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, but not other business ventures that compete with the Company. No Shareholder, acting in the capacity of a Shareholder, shall be obligated to offer to the Company or to the other Shareholders any opportunity to participate in any such other business venture. Neither the Company nor the other Shareholders shall have any right to any income or profit derived from any such other business venture of a Shareholder.

4.15 *Shareholders Are Not Agents.* Pursuant to Section 5.1 of this Agreement, the management of the Company is vested in the Directors. The Shareholders shall have no power to participate in the management of the Company except as expressly authorized by Applicable Laws, this Agreement or the certificate of formation. No Shareholder, acting solely in the capacity of a Shareholder, is an agent of the Company nor does any Shareholder, unless expressly and duly authorized in writing to do so by the Directors, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

4.16 *Transactions of Shareholders with the Company.* Subject to any limitations set forth in this Agreement and with the prior approval of the Directors, a Shareholder may lend money to and transact other business with the Company. Subject to other applicable law, such Shareholder has the same rights and obligations with respect thereto as a Person who is not a Shareholder.

4.17. *Loans by Shareholders to the Company.* Without limiting Section 4.17, no Shareholder shall be obligated to lend money to the Company. No Shareholder may lend money to the Company without the prior approval of the Directors. Any loan by a Shareholder to the Company with the required approval of the Directors shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, shall bear interest at such rate as may be agreed upon by the lending Shareholder and the Directors, and shall be evidenced by a promissory note duly executed by at least two (2) Directors or a sole Director, as applicable, or if there shall be no Directors then in office, by at least two (2) Shareholders (excluding the lending Shareholder) on behalf of the Company and delivered to the lending Shareholder.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1 *Directors.* Subject to the provisions of Applicable Laws and any limitations in the certificate of formation and this Agreement as to action required to be authorized or approved by the Shareholders, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Directors shall have the following powers:

(1) to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefore not inconsistent with law or with the certificate of formation or with this Agreement, as the Directors shall deem to be in the best interests of the Company;

(2) to appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(3) to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company's

name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

(4) to designate an executive and/or other committees, each consisting of two or more Directors, to serve at the pleasure of the Directors, and to prescribe the manner in which proceedings of such committees shall be conducted;

(5) to acquire real and personal property, arrange financing and enter into contracts; and

(6) to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

5.2 *Agency Authority of Directors.* If more than one Director hold office then any two Directors acting together, shall be authorized to sign contracts and obligations on behalf of the Company. Any Director, acting alone, is authorized to endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks, drafts and other instruments obligating the Company to pay money in an amount of less than $10,000.00 may be signed by any Director who is also an officer. All checks, drafts and other instruments obligating the Company to pay money in an amount of $10,000.00 or more must be signed on behalf of the Company by any two Directors, unless there is only one Director, in which event the sole Director may so sign.

5.3 *Limited Liability.* Except as expressly set forth in this Agreement or required by law, no Director shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a director of the Company.

5.4 *Number and Qualifications of Directors.* The authorized number of Directors that shall constitute the Directors shall be not less than one (1) or more than seven (7). Subject to the provisions of Applicable Laws and any- limitations in the certificate of formation, the authorized number of Directors may be changed from time to time upon the affirmative vote of Shareholders holding not less than a majority of the Percentage Interests. The exact number of Directors shall be fixed from time to time, within the limits specified in this Section 5.4, by the Directors then in office. The number of Directors comprising the Directors shall initially be two (4).

A Director must be an individual who is at least 18 years of age. A Director may, but need not, be a Shareholder of the Company.

5.5 *Election and Removal of Directors.*

(a) The Directors shall be elected by the vote of Shareholders holding not less than a majority of the Percentage Interests of the Shareholders pursuant to Section 4.11 of this Agreement. Except as otherwise provided by Applicable Laws or the certificate of formation, each Director, including a director elected to fill a vacancy, shall hold office until his or her death, Bankruptcy, mental incompetence, resignation or removal.

(b) Any Director may be removed, with or without cause, by the votes of the Shareholders holding a majority of the Percentage Interests of the Shareholders at which a quorum is present.

(c) Any Director may be removed For Cause upon the vote of a majority of the Percentage Interests of the Shareholders.

(d) In the event that a Director contests a removal initiated pursuant to 5.5(c), such Director may demand binding arbitration of his removal by delivering written notice (the "Arbitration Notice") requesting arbitration to the Company within five (5) days of the removal vote by the Shareholders. Such arbitration shall be conducted on an expedited basis following the expedited rules of international arbitration excepting the following shall apply:

(i) Within seven (7) days of the delivery of the Arbitration Notice, the affected Director and the Company shall each select an attorney licensed in China as an arbitrator. Within seven (7) days following their appointment, the two selected arbitrators shall select a third licensed attorney as a chairman arbitrator. There shall be no discovery. The arbitration shall be held within thirty (30) days following the delivery of the arbitration notice. The decision of the arbitrators shall be in writing, setting forth findings of fact and conclusions of law in accordance with the law of PRC. The decision of the arbitrators shall be final and binding upon the affected Director and the Company. Each party shall bear its own expenses and shall share equally the fees of the chairman arbitrator, unless otherwise ordered by the arbitrators.

5.6 *Vacancies; Resignations.*

(a) A vacancy shall be deemed to exist in case of the death, Bankruptcy, mental incompetence, resignation or removal of any Director.

(b) Unless the Shareholders shall have elected a Director to fill a vacancy, vacancies (except for a vacancy created by the removal of a Director) may be filled by a majority vote of the Directors then in office, whether or not less than a quorum, or by a sole remaining Director, and each Director so elected shall hold office until such Director's successor is elected by the required vote at a meeting of the Directors and Shareholders, or by the written consent of Shareholders holding not less than a majority of the Percentage Interests pursuant to Section 4.11 of this Agreement.

(c) The Shareholders, by a vote or written consent in accordance with Section 5.5, may elect a director at any time to fill any vacancy or vacancies not filled by the other Directors.

(d) Any Director may resign effective upon giving thirty (30) days written notice to the Shareholders of the Company, unless the notice specifies a later time for the effectiveness of such resignation. A majority of the other Directors then in office shall have power to elect a successor to take office when the resignation is to become effective.

5.7 *Initial Directors*. The names and addresses of the initial Directors, to hold office from and after the date of this Agreement until their respective successors are elected and qualified, are as set forth in Schedule 3.

5.8 *Compensation of Directors*. Directors of the Company shall be entitled to such fees for their services as Directors as shall be approved by Shareholders holding not less than a majority of Percentage Interests of the Shareholders. Directors may receive compensation for services as officers.

5.9 *Directors May Engage in Other Activities*. Each Director of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether but not other business ventures compete with the Company. No Director, acting in the capacity of a Director, shall be obligated to offer to the Company or to the other Director any opportunity to participate in any such other business venture. Neither the Company nor the other Directors shall have any right to any income or profit derived from any such other business venture of a director.

5.10 *Transactions of Directors with the Company*. Subject to any limitations set forth in this Agreement and with the prior approval of a majority of disinterested Directors, a Director may lend money to and transact other business with the Company. Subject to other applicable law, such Director has the same rights and obligations with respect thereto as a Person who is not a Shareholder or Director.

ARTICLE 6

MEETINGS OF DIRECTORS

6.1 *Place of Meetings*. Meetings of the Directors shall be held at any place within or without the PRC that has been designated from time to time by the Directors. In the absence of such designation, meetings of the Directors shall be held at the principal executive office of the Company.

6.2 *Meetings of Directors*. Meetings of the Directors may be called for any purpose or purposes at any time by any Director. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by first-class mail or by telegram or facsimile transmission, charges prepaid, addressed to such Director at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at the place at which the meetings of the Directors are regularly held. In case such notice is mailed, it shall be deposited in the PRC mail at least ten (10) days prior to the time of the holding of the meeting. In case such notice is telegraphed or sent by facsimile transmission, it shall be delivered to a common carrier for transmission to the Director or actually transmitted by the person giving the notice by electronic means to the Director at least forty-eight (48) hours prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Any notice given personally or by

telephone may be communicated to either the Director or to a person at the office of the Director whom the person giving the notice has reason to believe will promptly communicate it to the Director. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to such Directors. The notice need not specify the purpose of the meeting.

6.3 *Quorum; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action.* Presence of a majority of the authorized number of Directors at a meeting of the Directors constitutes a quorum for the transaction of business, except as hereinafter provided. Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can communicate with and hear one another. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as Applicable Laws of the Directors, unless there are only two Directors in which case unanimity shall be required. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Directors, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

6.4 *Waiver of Notice; Consent to Meeting.* Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company's records and made a part of the minutes of the meeting.

6.5 *Action by Directors Without a Meeting.* Any action required or permitted to be taken by the Directors may be taken without a meeting if all the Directors shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Directors. Such action by written consent shall have the same force and effect as a unanimous vote of the Directors.

6.6 *Committees and Subcommittees.* The provisions of this Article 6 shall also apply, with necessary changes in points of detail, to committees and subcommittees of the Directors, if any, and to actions by such committees or subcommittees (except for the first sentence of Section 6.2, which shall not apply, and except that special meetings of a committee or subcommittee may also be called at any time by any two shareholders of the committee or subcommittee), unless otherwise provided by this Agreement or by the resolution of the Directors designating such committee or subcommittee. For such purpose, references to the Directors shall be deemed to refer to each such committee or subcommittee, and references to "Directors" shall be deemed to refer to shareholders of the committee or subcommittee.

ARTICLE 7

OFFICERS

7.1 *General.* Subject to the provisions of Applicable Laws and the certificate of formation, the Directors may determine from time to time to appoint one or more individuals as officers of the Company. Every officer must be at least 18 years of age. An officer need not be a Shareholder or Director of the Company, and any number of offices may be held by the same person. The Directors shall determine the nature and extent of the duties to be performed by any officer. Officers may include a CEO, CFO, COO , a secretary, a treasurer, or one or more vice-presidents or such other positions as established by the Directors.

7.2 *Appointment and Removal.* The officers shall be appointed by the Directors. Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Directors until his or her successor is elected, except as otherwise provided by Applicable Laws. Any officer may be removed, with or without cause, at any time by the affirmative vote of a majority of the Directors then in office, unless there are only two Directors in which case unanimity shall be required.

ARTICLE 8

CAPITAL CONTRIBUTIONS

8.1 *Initial Capital Contributions.*

(a) Within thirty (30) days of the date of formation of the Company under Applicable Laws, or on such later date as the Directors shall unanimously agree in writing, each Shareholder shall make an initial Capital Contribution to the Company in cash or property as set forth in Schedule 1.

(b) Upon the date of admission of a new Shareholder in accordance with Section 11.2, or on such later date as the Shareholders from time to time shall unanimously agree in writing, each new Shareholder shall make a Capital Contribution to the Company in such amount and in such form as the Directors or, if there shall be no Directors then in office, all the Shareholders shall agree.

(c) Upon receipt of each such Capital Contribution the Company shall credit each Shareholder's Capital Account with the amount of such Shareholder's Capital Contribution as shown in Schedule 1, as amended from time to time.

8.2 *Additional Capital Contributions.*

(a) No Shareholder shall be obligated to contribute additional capital to the Company.

(b) The Directors may permit Shareholders to make additional Capital Contributions in cash or property. Upon such contribution by existing Shareholders, or upon the admission of a new Shareholder in accordance with this Agreement and Applicable Laws, such Shareholder or Shareholders shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the

amount that such contribution is made, and Schedule 1 shall be adjusted accordingly.

8.3 *Withdrawal or Reduction of Capital Contributions.*

(a) Except as expressly provided in this Agreement, no Shareholder shall have the right to withdraw from the Company all or any part of his or its Capital Contribution prior to the dissolution and winding up of the Company.

(b) Without limiting the generality of Section 8.3(a), no Shareholder shall receive any part of his or its Capital Contribution until:

(i) all liabilities of the Company, except liabilities to Shareholders on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them;

(ii) the consent of Shareholders holding not less than two thirds of the Percentage Interests is obtained, unless the return of the Capital Contribution may be rightfully demanded under Applicable Laws or other applicable law; or

(iii) the certificate of formation or this Agreement is canceled or so amended as to permit the withdrawal or reduction of Capital Contributions by Shareholders.

(c) A Shareholder, irrespective of the nature of his or its Capital Contribution, shall only have the right to demand and receive cash in return for his or its Capital Contribution.

8.4 *No Interest Payable on Capital Contributions.* No interest shall be payable on or with respect to the Capital Contributions or Capital Accounts of Shareholders.

8.5 *Capital Accounts.*

(a) A single Capital Account shall be maintained for each Shareholder (regardless of the class of Interests owned by such Shareholder and regardless of the time or manner in which such Interests were acquired). In general, under such rules, a Shareholder's Capital Account shall be:

(i) increased by (A) the amount of money contributed by the Shareholder to the Company (including the amount of any Company liabilities that are assumed by such Shareholder other than in connection with distribution of Company property), (B) the fair market value of property contributed by the Shareholder to the Company (net of liabilities secured by such contributed property), and (C) allocations to the Shareholder of Company income and gain (or item thereof), including income and gain exempt from tax; and

(ii) decreased by (A) the amount of money distributed to the Shareholder by the Company (including the amount of such Shareholder's individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (B) the fair market value of

property distributed to the Shareholder by the Company (net of liabilities secured by such distributed property), (C) allocations to the Shareholder of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (D) allocations to the Shareholder of Company loss and deduction (or item thereof).

(b) When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Shareholders shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Shareholders if there were a taxable disposition of such property for the fair market value of such property on the date of distribution.

(d) The Shareholders shall direct the Company's accountants to make all necessary adjustments in each Shareholder's Capital Account as required by the capital accounting rules of and the regulations thereunder.

ARTICLE 9

ALLOCATION OF PROFITS AND LOSSES; TAX AND ACCOUNTING MATTERS

9.1 *Allocations*. Each Shareholder's distributive share of income, gain, loss, deduction or credit (or items thereof) of the Company as shown on the annual income tax return prepared by the Company's accountants or as finally determined by the respective authorities, as applicable, shall be determined as follows:

(a) *Allocations.* Except as otherwise provided in this Section 9.1:

(i) items of income, gain, loss, deduction or credit (or items thereof) shall be allocated among the shareholders in proportion to their Percentage Interests as set forth in Schedule 2, except that items of loss or deduction allocated to any Shareholder pursuant to this Section 9.1 with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Shareholder to have a deficit balance in his or its Capital Account at the end of such year.

(b) *Change of Pro Rata Interests.* If the proportionate interests of the Shareholders of the Company are changed during any taxable year, all items to be allocated to the Shareholders for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Shareholders in the manner in which such items are allocated as provided in section 9.1 (a) during each such portion of the taxable year in question.

9.2 *Accounting Matters.* The Directors or, if there be no Directors then in office, the Shareholders shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Directors or the Shareholders, as the case may be, is most appropriate; provided, however, that books and records with respect to the Company's Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under PRC income tax accounting principles.

9.3 *Tax Status and Returns.* The Treasurer shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and shall make timely filing thereof. Within ninety (90) days after the end of each calendar year, the Treasurer shall prepare or cause to be prepared and delivered to each Shareholder a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Shareholder to prepare his or its income tax returns in accordance with applicable law then prevailing.

ARTICLE 10

DISTRIBUTIONS

10.1 *Distributions.*

(a) Subject to the reasonably anticipated business needs and opportunities of the Company, taking into account all debts, liabilities and obligations of the Company then due, working capital and other amounts which the Directors deems necessary for the Company's business or to place into reserves for customary and usual claims with respect to such business, and subject also to any restrictions under applicable law (including, without limitation, any obligation to withhold and remit any amounts to any governmental authority), the Directors may resolve to distribute the Net Cash Flow of the Company to the Shareholders, at such intervals as the Directors shall determine from time to time, in proportion to their Percentage Interests as set forth in Schedule 2.

10.2 *Form of Distributions.*

(a) No Shareholder, regardless of the nature of the Shareholder's Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money. No Shareholder may be compelled to accept from the Company a distribution of any asset in kind.

10.3 *Restriction on Distributions.*

(a) No distribution shall be made if, after giving effect to the distribution:

(i) The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii) The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Shareholders, if any, upon dissolution that are superior to the rights of the Shareholder receiving the distribution.

(b) The Directors may base a determination that a distribution is not prohibited on any of the following:

(i) financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;

(ii) A fair valuation; or

(iii) Any other method that is reasonable in the circumstances.

The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within one hundred twenty (120) days after the date of authorization, or the date payment is made if it is to occur more than one hundred twenty (120) days after the date of authorization.

(c) A Shareholder or Director who votes for a distribution in violation of this Agreement or Applicable Laws shall be personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or Applicable Laws if it is established that the Shareholder or Director did not act in compliance with this Section 10.3. Any Shareholder or Director who is so liable shall be entitled to compel contribution from (i) each other Shareholder or Director who also is so liable, and (ii) each Shareholder for the amount such Shareholder received with knowledge of facts indicating that the distribution was made in violation of this Agreement or Applicable Laws.

10.4 *Return of Distributions.* Shareholders and Assignees who receive distributions made in violation of Applicable Laws or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of Applicable Laws or this Agreement, no Shareholder or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Shareholder or Assignee or paid by a Shareholder or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Shareholder or Assignee.

10.5 *Withholding from Distributions.* To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Shareholder, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Shareholder on behalf of whom the withholding or payment was made.

ARTICLE 11

TRANSFER OF INTERESTS; ADMISSION OF SHAREHOLDERS; OPTION TO PURCHASE INTEREST OF DECEASED OR DISSOLVED SHAREHOLDER; RIGHT OF FIRST REFUSAL

11.1 *Transfer of Interests.*

(a) No Shareholder may sell, exchange, transfer, assign, make a gift of, pledge, encumber, hypothecate or alienate (each a "transfer") his or its Interest in the Company to any Person, including another Shareholder, and no transferee of a Shareholder's Interest may be admitted as a Shareholder, unless (i) the Directors, and (ii) non-transferring Shareholders holding not less than a two-thirds of the Percentage Interests, vote to approve the transfer of the Interest and admission of the transferee as a Shareholder.

(b) Any transferee of a Shareholder's Interest who fails to comply with subsection (a) of this Section 11.1 shall have no right to vote or otherwise participate in the business and affairs of the Company or to become a Shareholder; provided, however, that if the transferee is already a Shareholder, then such transferee Shareholder shall only be entitled to vote the Interest which he or it held prior to the transfer.

(c) Any transferee of a Shareholder's Interest who fails to comply with subsection (a) of this Section 11.1 shall only be entitled to receive the share of profits or other compensation by way of income and the return of Capital Contributions, if any, to which the transferring Shareholder would otherwise be entitled.

(d) Subject to the restrictions set forth in this Section 11.1, certificates evidencing interests in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Directors or officers may accept such evidence of a transfer of a Shareholder's Interest as they consider appropriate.

(e) If any Shareholder is a corporation, or is an unincorporated association, LLC or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) will be deemed an assignment or transfer within the meaning of this Agreement, except as provided in Section 11.3.

11.2 *Admission of New Shareholders.*

(a) No Person shall be admitted as a Shareholder of the Company unless (i) the Directors, and (ii) Shareholders holding not less than a two-thirds of the Percentage Interests, shall have voted to approve the admission of such Person as a new Shareholder.

(b) Further, no transferee will become a Shareholder unless the following additional conditions are met: (i) The transferee executes, acknowledges and delivers to the

Company a written agreement stating that such Transferee agrees to be bound by the provisions of this Agreement and executes such other instruments as the Directors deem necessary or appropriate for admission as a new Shareholder; and (ii) Each transferee reimburses the Company for all reasonable accounting, legal and other expenses incurred by the Company regarding the transfer and such admission.

11.3 Permitted Transfers. Any Shareholder may, notwithstanding Section 11.1, transfer all or part of the Shareholder's Interests in the Company:

11.3.1 To the Company;

11.3.2 To a revocable living trust for the benefit of the Shareholder to the extent allowed by local law. The Trustee will hold such Interests subject to the provisions of this Agreement; or

11.3.3 To any partnership, corporation or limited liability company, a majority of the voting power with respect to which is owned by the Shareholder; or

11.3.4 To family shareholders to the second degree of relationship.

11.4 *Right of First Refusal for Sales of Interests by Shareholders*. Subject to Sections 11.1, 11.2 and 11.3 of this Agreement and Applicable Laws, no Shareholder will voluntarily sell, transfer, encumber, assign, or otherwise dispose of all or any part of the Shareholder's Interests in the Company to any transferee without first offering to sell the Interests to the Company, and to the other Shareholders as provided for herein. The Transferring Shareholder will send to the Company a written offer executed by the transferee stating (1) the exact Interests to be purchased by the Transferee, (2) the amount of the purchase price, (3) the terms for the purchase, and (4) the qualifications and description of the Transferee, if any are required, to own Interests in the Company. Further, the Transferring Shareholder will take all reasonable steps to provide the Company any reasonable information about the Transferee that the Company may request. The offer shall separately state the number of Interests to be purchased and shall separately state the purchase price and terms for the purchase of the Interests.

Within thirty (30) days after receipt of the written offer by the Company, the Company may purchase the Interests of the Transferring Shareholder on the terms set forth in the offer by the transferee or terms set forth in Section 11.5 below. The exercise of the option by the Company will be determined by the vote of the Directors.

Within five (5) days of the Company's failure to exercise any right of first refusal described in this Article 11, the Directors of the Company will forward to each of the Shareholders of the Company the offered for sale and a copy of the Transferring Shareholder's written offer together with a statement that the Company has elected not to exercise its right of first refusal.

Shareholders will then have the right to purchase the Transferring Shareholder's Interests in the Company at the price and on the terms specified in the Transferring Shareholder's written offer

or on the terms set forth in Section 11.5 below. Any Shareholder desiring to acquire part or all of the Interests will deliver to the Directors of the Company a written election to purchase the Interests or a specified portion of such Interests, within thirty (30) days of the date of the Company's notice. If the Company receives notice from Shareholders electing to purchase in the aggregate more than the Transferring Shareholder's Interests, each purchasing Shareholder will have priority, up to the amount of the Interests specified in his or her notice, to purchase such proportion of the Interests as his or her Interests bears to the total Interests of the Company held by Shareholders electing to purchase.

If any Shareholder elects to purchase as specified above, the Directors of the Company will notify each purchasing Shareholder of the Transferring Shareholder's Interests as to which his or her election was effective within fourteen (14) days of the expiration of the option period provided to Shareholders described herein. Such Shareholders will meet the terms and conditions of the purchase within twenty-one (21) days after receipt of the Director's notification of the Transferring Shareholder's Interests as to which such Shareholder's election was effective.

If the Company and the Shareholders do not exercise the right of first refusal as to all of the Interests of the Transferring Shareholder described in the written offer, the Transferring Shareholder may sell, transfer, assign, encumber, or otherwise dispose of the Interests to the Transferee specified in the notice on the exact terms specified in the notice. However, if the Transferring Shareholder does not sell, transfer, assign, encumber, or otherwise dispose of all the Interests to the Transferee on those exact terms within sixty (60) days after expiration of the time for the Company and Shareholders to exercise the right of first refusal, the Transferring Shareholder must, before disposing of the Interests re-offer the Interests to the Company and the Shareholders in the manner as set forth in this Article 11. If all of the Shareholders of the Company, other than the Transferring Shareholder, do not approve of the proposed sale, transfer, assignment, or encumbrance by unanimous written consent, the Transferee of the Interests will have no right to vote or participate in the management of the business and affairs of the Company or to become a Shareholder. The Transferee, unless two-thirds written consent is obtained, is only entitled to receive the share of profits or other compensation by way of income, and the return of contributions to which the Transferring Shareholder would otherwise be entitled.

11.5 *Payment of Purchase Price.*

(a) The payment of the purchase price shall be in cash or, if non-cash consideration is used, it shall be subject to this Section 11.5.

(b) If non-cash consideration is used by the Company or purchasing Shareholders, such consideration shall be valued by either:
  (i) its fair market value as agreed upon by the parties; or
  (ii) if the parties cannot agree, a valuation conducted pursuant to Section 11.8 of this Agreement to determine its value.

11.6 Transfer Upon Death of Shareholder. Within a period beginning with the death of any Shareholder and ending ninety (90) days following the death of the Shareholder, the Company, and then the remaining Shareholder(s), will have the option to purchase all of the decedent's Interests in the Company at the price and on the terms provided in this Agreement. The options

to purchase shall be vested and exercisable in the priority and time frames set forth in Section 11.1 of this Agreement entitled "Right of First Refusal".

If Interests have been transferred into or a titled in a revocable living trust, the death of the Shareholder who transferred the Interests to the trust will be deemed the death of the Shareholder and subject the Interests held by the trust to purchase under this Section 11.6.

If Interests are owned by any corporation, partnership or limited liability company, the death of the owner of a majority of the voting interests with respect to such entity shall be deemed the death of the Shareholder and subject the Interests held by the entity to purchase under this Section 11.6.

11.7 Triggering Events - Involuntary Transfer. If any of the triggering events listed below occur as to any Shareholder, the Company, and then the other Shareholders will have the option to purchase all of the Interests owned by the Shareholder. The options to purchase shall be vested and exercisable in the priority and manner set forth in Section 11.1 of this Agreement entitled "Right of First Refusal".

The options will be triggered if any of the following events occur:

11.7.1 A Shareholder is adjudicated a bankrupt, either voluntary or involuntary;

11.7.2 A Shareholder makes an assignment for the benefit of creditors;

11.7.3 A Shareholder's Interest is subject to a writ of attachment or charging order;

11.7.4 A Shareholder's physical or mental incapacity for a period of six (6) months. For purposes of this Agreement, physical or mental incapacity exists if a physician, mutually agreed to by the Company and the incapacitated party or the spouse or closest living relative(s) of the incapacitated party, determines the disability will prevent the incapacitated party from substantially performing his or her duties for a period in excess of six (6) months from the date of the incapacitating occurrence. Should the Company and the incapacitated party or the spouse or closest living relative(s) be unable to mutually agree upon a physician, then each will select a physician and these two (2) physicians will select a third. The determination of these physicians as to whether an incapacitating event has occurred will be final;

11.7.5 The execution of any property settlement agreement between any Shareholder and spouse, or the entry of any decree of divorce or separate maintenance by a court of competent jurisdiction, wherein the spouse is awarded any Interests or a trust is imposed on said Interests for the benefit of said spouse, then to the extent said Interests are transferred, or to the

extent said Interests are subject to the imposition of any such trust or lien, there will be deemed a triggering event as to the Interests so affected;

11.7.6 A Shareholder files a petition or answer seeking for that person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation against the Company or its Shareholders; or

11.7.7 A Shareholder is an employee of the Company and is terminated For Cause; provided, however, that this triggering event option can only be exercised by the Company, and not the other Shareholders if the Company doesn't exercise its repurchase option.

If Interests are owned by a revocable living trust, a triggering event occurring to any Shareholder who transferred the Interests to the trust will be deemed the occurrence of a triggering event to the Shareholder trust and subject the Interests held by the trust to purchase under this Section 11.7.

Notwithstanding the foregoing, for purposes of Sections 11.7.1 through 11.7.4 and 11.7.6 and 11.7.7:

If Interests are owned by a partnership, corporation or limited liability company, a triggering event occurring as to the Shareholder or as to an owner (or beneficiary of any trust which is an owner) of a majority of the voting interests of such entity shall be deemed the occurrence of the triggering event as to the Shareholder entity and subject the Interests held by the entity to purchase under this Section 11.7.

If Interests are owned by any corporation, partnership or limited liability company, the sale, transfer or other conveyance of a majority of the voting interests with respect to such entity shall be deemed a transfer of the Shareholder's Interests and subject the Interests held by the entity to purchase under this Section 11.7.

If Interests are owned by an irrevocable trust, the triggering events shall be deemed to have occurred only if the event occurs as to the trust or if the event occurs as to any beneficiary of the trust to the extent the assets of the trust are determined to be subject to any judgment or subject to execution as a result of the occurrence of the event as to said beneficiary.

Notwithstanding the foregoing, for purposes of Section 11.7.5:

If Interests are owned by a partnership, corporation or limited liability company, a triggering event shall be deemed to have occurred only if the triggering event occurs as to an owner (or beneficiary of any trust which is an owner) of a majority of the voting interests of such entity and said owner's or beneficiary's spouse is awarded Interests or a trust is imposed with respect to Interests for the benefit of the spouse.

If Interests are owned by an irrevocable trust, the triggering event shall be deemed to have occurred as to that trust only if the triggering event occurs as to any grantor or beneficiary of the trust, and as to the Interests held by the trust, said Grantor's or beneficiary's spouse is awarded Interests or a trust is imposed on said Interests for the benefit of said spouse.

When a triggering event occurs, the Shareholder as to whom the event has occurred shall give the Director(s) written notice of the occurrence of the event. The Company will then give written notice to the other Shareholders, or the other Shareholders' respective representatives of its options to purchase the Interests and the terms as set forth in this Article 11.

11.8 Valuation. The purchase price for any Interests to be purchased under Sections 11.6 and 11.7 of this Agreement will be as agreed between or among the buyer and seller or the selling Shareholder's representative; provided, however, the purchase price for an option that is being exercised based on the event occurring in 11.7.7 is set forth in the paragraph below. In the event the parties do not agree within thirty (30) days of the later of (a) the date giving rise to the option to purchase, or (b) the date of timely exercise of such option, the Directors shall, in good faith, set the fair value of the purchase price. If the Shareholder disagrees, then the parties will select an appraiser or appraisers mutually satisfactory to each of them, who will determine the value of the Company (determined net of ordinary and reasonable costs of sale) giving effect to any applicable marketability, control or other discounts or premiums and will determine the value of the Interests subject to purchase. In the event the parties cannot mutually agree on the selection of the appraiser(s) to value the Company within ten (10) days of expiration of the thirty (30) day period described above, each party, within ten (10) days thereafter, will select an appraiser, and the appraisers so selected will mutually select a third. These three Appraisers will then value the Interests (net of ordinary and reasonable costs of sale) subject to purchase, giving effect to any applicable marketability, control or other discounts or premiums. The values will equal the average of the appraisals. If the appraiser(s) value is ten percent (10%) or higher than the Directors' valuation, then the Company shall bear the cost of the entire appraisal. If the appraised value is less than ten percent (10%) higher than the Directors' valuation, then the Shareholder requesting the appraisal method shall pay for the entire cost of the appraisal.

The Company's purchase price for Interests being purchased based upon its exercise of the option due to the event listed in 11.7.7 shall be determined based on the reason the employee is terminated "For Cause." If the employee is terminated "For Cause" based on a reason in (i) – (vi) of the "For Cause" definition, then the purchase price shall be the price per Unit the employee paid for such Interests. If the employee is terminated because of (vii) of the "For Cause" definition, then the purchase price will be valued in the manner described in the paragraph above.

11.9 Payment. The consideration for any Interest transferred under this Agreement will be paid to the Transferring Shareholder or his representative or successor, as the case may be, as provided for in this Agreement.

If the event leading to the purchase is the death of any Shareholder, the decedent's representative will apply for and obtain any necessary court approval or confirmation of the sale of the decedent's Interest and the Company or the surviving Shareholders will file the necessary proofs

of death and collect the proceeds of any outstanding policies of insurance on the life of the decedent owned by the Company or such Shareholders. If the purchase price is fully funded by proceeds of any such insurance policies, the purchaser will pay the purchase price in cash from the proceeds of any such insurance policies. If the purchase price is not fully funded by insurance on the life of the decedent Shareholder, each purchaser will pay the purchase price in cash up to the full amount of the proceeds of any such insurance policies of which that Shareholder is the policy owner, and will pay any remaining portion of the purchase price in accordance with the terms of the following subparagraph.

The terms for payment of the purchase price of an Interest (other than amounts by life insurance proceeds as provided in the preceding paragraph) will be as agreed by the parties. If the parties do not otherwise agree, the balance of the purchase price shall be paid twenty percent (20%) in cash as a down payment and the balance pursuant to the terms of a Promissory Note (herein the "Note") to be executed by the Company or by the Shareholder or Shareholders, as the case may be. The Note will provide for payments of principal and interest, amortized over a five year period and shall provide that payments shall be made not less frequently that quarterly. Interest shall accrue against the balance of the purchase price at the "applicable federal rate" as established for the month of purchase pursuant to section 1274 of the United States Internal Revenue Code. The Note will be dated as of the date the purchase is made. The Note will provide that the maker may prepay all or any portion of the unpaid principal balance and accrued interest at any time, without penalty. The Note will include the provision that the entire unpaid principal balance, and all accrued interest, will become immediately due and payable upon the happening of any of the following conditions:

11.9.1 Adjudication of bankruptcy of the maker of the Note;

11.9.2 Voluntary or involuntary petition by or on behalf of the maker of the Note for arrangement or reorganization, or for the protection of creditors and the debtor, under the Bankruptcy Act;

11.9.3 Upon default in payment of any of the terms by the maker of amounts required to be paid under the Note;

11.9.4 In the event the sale is to a Shareholder, upon the sale of all, or substantially all, of the Interest in the Company by the Shareholder; or

11.9.5 If the sale is to the Company, upon the sale of the Company, sale of all or substantially all of the assets of the Company, or sale by the Shareholders of fifty percent (50%) or more of the Interests in a single transaction or integrated series of transactions.

11.10 Drag Rights. In the event that Shareholders holding two thirds or more of the Percentage Interests agree to sell all of their Interests to a single purchaser or an affiliated group of purchasers in a single, integrated transaction, then the remaining Shareholders shall be obligated to transfer their Interests to said purchaser or affiliated group of purchasers on the same

terms as the other selling Shareholders. The Shareholders hereby grant the Directors a limited power of attorney to carry out the foregoing.

ARTICLE 12

ACCOUNTING, RECORDS, REPORTING TO AND BY SHAREHOLDERS

12.1 *Books and Records.* The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for United States federal income tax purposes. The books and records of the Company shall reflect all the Company's transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Shareholder and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Accounts, Percentage Interests and Preferred Allocation Percentage Interests of each Shareholder or Assignee;

(b) A current list of the full name and business or residence address of each Director;

(c) A copy of the certificate of formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the certificate of formation or any amendments thereto have been executed;

(d) Copies of the Company's income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Company in any other jurisdiction, for the six (6) most recent taxable years;

(e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f) Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

(g) The Company's books and records as they relate to the financial affairs of the Company for at least the current and the past four (4) fiscal years.

12.2 *Delivery to Shareholders and Inspection.*

(a) Upon the request of any Shareholder for purposes reasonably related to the interest of that Person as a Shareholder, the Directors shall promptly deliver to the requesting Shareholder, at the expense of the Shareholder, a copy of the information required to be maintained under Sections 12.1(a), 12.1(b) and 12.1(d), and a copy of this Agreement.

(b) Each Shareholder and Director has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Shareholder or Director, to:

(i) inspect and copy during normal business hours any of the Company records described in Sections 12.1(a) through 12.1(g); and

(ii) obtain from the Directors, promptly after their becoming available, a copy of the Company's U.S. federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction for each fiscal year of the Company.

(c) The Directors shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company's accountants. Within ninety (90) days after the end of each fiscal year and within sixty (60) days of the end of each fiscal quarter, the Directors shall cause each Shareholder to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period and a statement of year-to-date results through such period. Annual statements shall be reviewed by the Company's accountants.

(d) Any inspection or copying by a Shareholder under this Section 12.2 may be made by that Person or that Person's agent or attorney.

12.3 *Filings*. The Directors, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Directors, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of, the Certificate of Formation and all reports required to be filed by the Company with those entities under Applicable Laws or other then-current applicable laws, rules and regulations. If a Director required by Applicable Laws to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Directors or Shareholder may prepare, execute and file that document with the appropriate PRC authority.

12.4 *Bank Accounts*. The Directors shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

12.5 *Accounting Decisions and Reliance on Others*. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Directors. The Directors may rely upon the advice of the Company's accountants as to whether such decisions are in accordance with accounting methods followed for U.S. federal income tax purposes or for purposes of any other jurisdiction in which the Company does business or is required to file tax returns or reports under applicable law.

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1 *Dissolution*. Subject to the provisions of Applicable Laws or the Certificate of Formation, the Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) At the time specified in the Certificate of Formation, or upon the expiration of the term specified in Section 2.3 of this Agreement; or

(b) The written consent of Shareholders holding two-thirds of the Percentage Interests.

13.2 *Liquidation.*

(a) Upon the occurrence of any of the events of dissolution as set forth in Section 13.1 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Directors, or if there be no Directors then in office the Shareholders (by a vote of Shareholders holding not less than a two-thirds of the Percentage Interests of all classes voting together as a single class), shall appoint a liquidating trustee (who may, but need not, be a Shareholder) who shall have sole authority and control over the winding up and liquidation of the Company's business and affairs and shall diligently pursue the winding up and liquidation of the Company in accordance with Applicable Laws. As soon as practicable after his or her appointment, the liquidating trustee shall cause to be filed a statement of intent to dissolve as required by Applicable Laws.

(b) During the course of liquidation, the Shareholders shall continue to share profits and losses as provided in Section 10.1 of this Agreement, but there shall be no cash distributions to the Shareholders until the Distribution Date (as defined in Section 13.3).

13.3 *Liabilities.* Liquidation shall continue until the Company's affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible Persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidating trustee has determined that there can be a final accounting, the liquidating trustee shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the "Distribution Date"). The net proceeds of liquidation of the Company shall be distributed to the Shareholders as provided in Section 13.5 hereof not later than the Distribution Date.

13.4 *Settling of Accounts.* Subject to Section 18-804 of Applicable Laws, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows:

(i) first, to pay all expenses of liquidation and winding up;

(ii) second, to pay all debts, obligations and liabilities of the Company, in the order of priority as provided by law, other than debts owing to the Shareholders or on account of Shareholders' Capital Contributions;

(iii) third, to pay all debts of the Company owing to a Shareholder; and

(iv) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidating trustee on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidating trustee. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Shareholders pursuant to Section 13.5 hereof.

13.5 *Distribution of Proceeds*. Subject to Section 18-804 of Applicable Laws, upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation shall be distributed to the Shareholders in the following order of priority:

(a) to the Shareholders and Directors in respect of the costs of winding up the affairs of the Company, discharging the liabilities of the Company, distributing the assets of the Company and dissolving the Company in accordance with this Article 13;

(b) if the dissolution of the Company occurred prior to the Preferred Allocation Adjustment Date, to the Shareholders entitled to a Preferred Allocation Percentage Interest on the date of dissolution in the proportion of their respective positive Capital Contributions, and then to the other Shareholders in the proportion of their respective positive Capital Accounts, in each case as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement, such adjustments to be made within the time specified;

(c) if the dissolution of the Company occurred on or after the Preferred Allocation Adjustment Date, to all the Shareholders in the proportion of their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement, such adjustments to be made within the time specified; and

(d) after the Shareholders have received the amounts in their respective Capital Accounts to which they are entitled, to the Shareholders in proportion to their Percentage Interests as set forth in Schedule 2.

13.6 *Certificate of Cancellation*. Upon dissolution and liquidation of the Company, the liquidating trustee shall cause to be executed and filed with the appropriate authorities of the PRC, a certificate of cancellation in accordance with Applicable Laws.

ARTICLE 14

INDEMNIFICATION AND INSURANCE

14.1 *Indemnification: Proceedings Other than by Company*. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,

except an action by or in the right of the Company, by reason of the fact that he or she is or was a Director, Shareholder, officer, employee or agent of the Company, or is or was serving at the request of the Company as a officer, shareholder, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

14.2 *Indemnification: Proceeding by Company.* The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Director, Shareholder, officer, employee or agent of the Company, or is or was serving at the request of the Company as a officer, shareholder, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

14.3 *Mandatory Indemnification.* To the extent that a Director, Shareholder, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Sections 14.1 and 14.2, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

14.4 *Authorization of Indemnification.* Any indemnification under Sections 14.1 and 14.2, unless ordered by a court or advanced pursuant to Section 14.5, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director, Shareholder, officer, employee or agent is proper in the circumstances. The determination must be made by a majority of the disinterested Directors. However, in the event that there are no disinterested Directors, then indemnification shall be provided unless a two thirds vote of the Shareholders opposes indemnification and the Company is advised in writing by legal counsel to the Company that indemnification would not be proper under the circumstances. If the persons

who are denied indemnification object to such denial, then the matter of indemnification shall be resolved by arbitration pursuant to Section 19.8.

14.5 *Mandatory Advancement of Expenses*. The expenses of Directors, Shareholders and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director, Shareholder or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section 14.5 do not affect any rights to advancement of expenses to which personnel of the Company other tha directors, Shareholders or officers may be entitled under any contract or otherwise.

14.6 *Effect and Continuation*. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 14.1 to Section 14.5, inclusive:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation or any limited liability company agreement, vote of Shareholders or disinterested Directors, if any, or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 14.2 or for the advancement of expenses made pursuant to Section 14.5, may not be made to or on behalf of any Shareholder, Director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a Shareholder, Director, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators.

14.7 *Insurance and Other Financial Arrangements*.

(a) The Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Shareholder, Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a officer, shareholder, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust, or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a officer, shareholder, director, officer, employee or agent, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses.

(b) The other financial arrangements made by the Company pursuant to subsection (a) of this Section 14.7 may include:

(i) the creation of a trust fund;

(ii) the establishment of a program of self-insurance;

(iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Company; and

(iv) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection (b) of this Section 14.7 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(c) In the absence of fraud:

(i) the decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to subsections (a) and (b) of this Section 14.7 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(ii) the insurance or other financial arrangement:

(1) is not void or voidable; and

(2) does not subject any Director or Shareholder approving it to personal liability for his or her action, even if a Director or Shareholder approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

14.8 *Notice of Indemnification and Advancement.* Any indemnification of, or advancement of expenses to, a Director, Shareholder, officer, employee or agent of the Company in accordance with this Article 14, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Shareholders with or before the notice of the next Shareholders' meeting.

14.9 *Repeal or Modification.* Any repeal or modification of this Article 14 by the Shareholders of the Company shall not adversely affect any right of a Director, Shareholder, officer, employee or agent of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 15

SEAL

15.1 *Seal.* The Directors or, if no Directors shall have been elected, the Shareholders may adopt a seal of the Company in such form as the Directors or the Shareholders, as the case may be, shall decide.

ARTICLE 16

INVESTMENT REPRESENTATIONS; PRIVATE OFFERING EXEMPTION

Each Shareholder, by his or its execution of this Agreement, hereby represents and warrants to, and agrees with, the Directors, the other Shareholders and the Company as follows:

16.1 *Pre-existing Relationship or Experience.* (i) Such Shareholder has a preexisting personal or business relationship with the Company or one or more of its officers or control persons or (ii) by reason of his or its business or financial experience, or by reason of the business or financial experience of his or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Shareholder is capable of evaluating the risks and merits of an investment in the Company and of protecting his or its own interests in connection with this investment.

16.2 *No Advertising.* Such Shareholder has not seen, received, been presented with or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the offer or sale of Interests in the Company.

16.3 *Investment Intent.* Such Shareholder is acquiring the Interest for investment purposes for his or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.

16.4 *Economic Risk.* Such Shareholder is financially able to bear the economic risk of his or its investment in the Company, including the total loss thereof.

16.5 *No Registration of Interests.* Such Shareholder acknowledges that the Interests have not been registered under the Chinese Laws, in reliance, in part, on such Shareholder's representations, warranties and agreements herein.

16.6 *No Obligation to Register.* Such Shareholder represents, warrants and agrees that the Company and the Directors are under no obligation to register or qualify the Interests under the Securities Act or under any state securities law or under the laws of any other jurisdiction, or to assist such Shareholder in complying with any exemption from registration and qualification.

16.7 *No Disposition in Violation of Law.* Without limiting the representations set forth above, and without limiting Article 11 of this Agreement, such Shareholder will not make any disposition of all or any part of the Interests which will result in the violation by such Shareholder or by the Company of the Securities Act or any other applicable securities laws. Without limiting the foregoing, each Shareholder agrees not to make any disposition of all or any part of the Interests unless and until

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(b) (i) such Shareholder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Directors, such Shareholder has furnished the Company with a written opinion of legal counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law or under the laws of any other jurisdiction.

16.8 Prohibited "Market" Transfers. Each Shareholder hereby covenants and agrees with the Company for the benefit of the Company and all other Shareholders that (a) it is not currently making a market in Shareholder Interests or Interests; (b) it will not transfer any Shareholder Interest or Unit upon an established securities market or a secondary market (or the substantial equivalent).

16.9 Securities Law Legend. Each Shareholder hereby agrees that the following legend may be placed upon any counterpart of this Agreement, or any other document or instrument evidencing ownership of Shareholder Interests in this Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE CHINESE LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN OPERATING AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL OFFICES.

ARTICLE 17

COMPANY LOANS AND GUARANTEES

17.1 *General.* The provisions contained in this Article 17 set forth the terms and conditions by which the Company may make a loan or guarantee to any Director or officer of the Company except as otherwise permitted or limited by Applicable Laws or any other applicable law.

17.2 *Shareholders' Approval Required.* The Company shall not make any loan of money or property to, or guarantee the obligation of, any Director of the Company, unless the transaction

or an employee benefit plan authorizing such loans or guarantees, after disclosure of the right under such a plan to include Directors, is approved by a majority vote of the Shareholders.

17.3 *Loans Generally Not to be Secured upon Interests in the Company*. The Company shall not make any loan of money or property to, or guarantee the obligation of, any person upon the security of Interests in the Company, unless the loan or guarantee is (i) otherwise adequately secured, (ii) made pursuant to an employee benefit plan permitted by law, and (iii) approved by a majority vote of the Shareholders holding not less than a majority of the Percentage Interests.

17.4 *Advances for Expenses of Directors and Officers*. Notwithstanding anything to the contrary contained in Section 17.2 hereof, the Company may advance money to any Director or officer of the Company for any expenses reasonably anticipated to be incurred in the performance of the duties of such Director or officer, provided that in the absence of such advance such Director or officer would be entitled to be reimbursed for such expenses by this Company or any subsidiary of this Company.

17.5 *Life Insurance Premiums*. The provisions of Section 17.2 of this Agreement do not apply to the payment of premiums in whole or in part by the Company on a life insurance policy on the life of a Director or officer of the Company so long as repayment to the Company of the amount paid by it is secured by the proceeds of the policy and its cash surrender value.

ARTICLE 18

DEFAULTS AND REMEDIES

18.1 *Defaults*. If a Shareholder materially defaults in the performance of his or its obligations under this Agreement, and such default is not cured within ten (10) days after written notice of such default is given by a Director or any of the other Shareholders to the defaulting Shareholder for a default that can be cured by the payment of money, or within thirty (30) days after written notice of such default, is given by a Director or any of the other Shareholders to the defaulting Shareholder for any other default, then the non-defaulting Shareholders shall have the rights and remedies described in Section 18.2 hereunder in respect of the default.

18.2 *Remedies*. If a Shareholder fails to perform his or its obligations under this Agreement, the Company and such other Shareholder shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Company or the Shareholders, to bring the matter to arbitration pursuant to Section 19.8. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Shareholder of his or its obligations under this Agreement, or an award for damages for payment of sums due to the Company or to a Shareholder.

ARTICLE 19
MISCELLANEOUS

19.1 *Entire Agreement.* This Agreement, and the schedules hereto, constitutes the entire agreement among the Shareholders with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

19.2 *Amendments.*

(a) This Agreement may be amended only by the affirmative vote of a Majority of the Percentage Interests of each outstanding class of the Shareholders, except clerical or ministerial amendments that may be approved by Shareholders holding not less than a majority of the Percentage Interests of all classes voting together as a single class. All amendments shall be in writing duly executed by a Majority of the Percentage Interests of the Shareholders, except in the case of clerical or administrative amendments, which may be executed by Shareholders holding not less than a majority of the Percentage Interests.

(b) The Certificate of Formation may only be amended by the affirmative vote of two-thirds of the Shareholders. Any such amendment shall be in writing, and shall be executed and filed in accordance with Applicable Laws.

19.3 *No Waiver.* No consent or waiver, express or implied, by the Company or a Shareholder to or of any breach or default by any Shareholder in the performance by such Shareholder of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Shareholder. Failure by the Company or a Shareholder to complain of any act or omission to act by any Shareholder, or to declare such Shareholder in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Shareholder of his or its rights under this Agreement.

19.4 *Representation of Shares of Companies or Interests in Other Entities.* Any Director, the president, any vice president or the secretary or any assistant secretary of this Company is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other Person, standing in the name of this Company. The authority herein granted to said Directors or officers to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other Person, may be exercised either by such Directors or officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said Directors or officers.

In the event of any inconsistency in the action taken by any Director or by the president (or vice president) and secretary (or assistant secretary), the decision or action of a Director shall prevail over any decision or action of a director, and the decision or action of the president shall prevail over that of any other officer.

19.5 *Third Parties*. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

19.6 *Severability*. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

19.7 *Governing Law*. This Agreement shall be governed by and construed under the substantive laws of the PRC.

19.8 *Notices*. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

(a) all communications intended for the Company shall be sent to its principal executive office to the attention of president (with a copy to the secretary); and

(b) all communications intended for a Shareholder shall be sent to the address of such Shareholder set forth in Schedule 1 to this Agreement, or such other address as such Shareholder shall have provided to the Company for such purpose by notice served in accordance with this Section 19.9.

All notices shall be sent as aforesaid or at any other address of which any of the foregoing shall have notified the others in any manner prescribed in this Section 19.9.

For all purposes of this Agreement, a notice or communication will be deemed effective:

(i) if delivered by hand or sent by courier, on the day it is delivered unless (1) that day is not a day upon which commercial banks are open for business in the city specified (a "Local Business Day") in the address for notice provided by the recipient, or (2) if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day,

(ii) if sent by facsimile transmission, on the date transmitted, provided oral or written confirmation of receipt is obtained by the sender, unless the transmission and confirmation date is not a Local Business Day, in which case on the next succeeding Local Business Day,

(iii) if sent by registered or certified mail, on the tenth Local Business Day after the date of mailing

(iv) if sent by email, on the date transmitted, provided there is confirmation of delivery by the recipient.

19.9 *Titles and Subtitles.* The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

19.10 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

19.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

19.12 *Confidentiality.* Each Shareholder or Interest Holder undertakes that it will not at any time hereafter divulge or communicate to any person (other than to officers or employees of the Company whose province it is to know the same) any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may come to his or its knowledge as a Shareholder/Interest Holder or employee of the Company, and it shall use its best endeavours to prevent the publication or disclosure of any confidential information concerning such matters. Each Shareholder further undertakes that, to the extent that it is a partnership, or investment fund, it shall not, at any time hereafter, divulge or communicate to any partner of such partnership or investor of such investment fund who is a competitor of the Company any confidential information as referred to above.

19.13 Legal Counsel. Legal counsel for a Shareholder or one of its Affiliates may represent the Company in connection with legal work or issues arising in the ordinary course of business (a "Matter") with the approval of two-thirds in Interest of the Shareholders ("Approved Shareholders' Counsel"). Each Shareholder recognizes and acknowledges that such Approved Shareholders' Counsel will be acting as legal counsel for the Company with respect to each Matter and shall not be acting as the legal counsel of any individual Shareholder. Each Shareholder further recognizes and accepts that his interest with respect to any Matter may be adverse to the interests of the other Shareholders and of the Company. Each Shareholder nevertheless consents to the representation of the Company by such Approved Shareholders' Counsel with respect to each Matter and waives for the benefit of each other Shareholder and of such Counsel any potential or actual conflict of interest between or among such Shareholders and between any such Shareholders and the Company. Each Shareholder understands that, in the course of the representation by such Approved Shareholders' Counsel of the Company, such counsel may obtain access to confidential information of or concerning a Shareholder or all Shareholders and its or their business activities. Such Approved Shareholders' Counsel will be instructed to take all reasonable steps to ensure that any confidential information concerning any Shareholder shall remain strictly confidential except as to communications regarding a Matter as are necessary or appropriate to represent the Company or as required by applicable law. Each Shareholder acknowledges that in the event of any future dispute or litigation between or among the Shareholders and/or between any of the Shareholders and the Company, the Approved

Shareholders' Counsel may continue to represent its Shareholder client, notwithstanding any such dispute and its prior representation of the Company.

19.14 ***Preparation of Agreement.*** This Agreement has been prepared by the Company and not in the course of representation of any of the Shareholders, and:

i. The Shareholders have been advised to seek the advice of independent counsel; and

ii. The Company has not given any advice or made any representations to the Shareholders with respect to the tax consequences of this agreement; and

iii. The Shareholders have been advised that the terms and provisions of this agreement may have tax consequences and the Shareholders have been advised by to seek independent counsel with respect thereto; and

iv. The Shareholders have been represented by independent counsel or have had the opportunity to seek such representation with respect to the tax and other consequences of this agreement.

OPERATING AGREEMENT
InteMedica (Shanghai) Investment Limited
SIGNATURE PAGE(S)

IN WITNESS WHEREOF, InteMedica (Shanghai) Investment Limited and each of its Shareholders hereby execute this Limited Liability Company Agreement as of the 6th day of Day of December 2008.

InteMedica (Shanghai) Investment Limited

By its Director:

Goodwin Wang

SES Investment Limited
BY ITS DIRECTOR:

Goodwin Wang

TUUN Health, LLC
BY ITS DIRECTOR:

David J. Diamond

ZYTO Corporation
BY ITS DIRECTOR:

Vaughn Cook

OPERATING AGREEMENT
InteMedica (Shanghai) Investment Limited
SIGNATURE PAGE(S)

IN WITNESS WHEREOF, InteMedica (Shanghai) Investment Limited and each of its Shareholders hereby execute this Limited Liability Company Agreement as of the 6th day of Day of December 2008.

InteMedica (Shanghai) Investment Limited

By its Director:

____
Goodwin Wang

SES Investment Limited
BY ITS DIRECTOR:

____
Goodwin Wang

TUUN Health, LLC
BY ITS DIRECTOR:

____
David J. Diamond

ZYTO Corporation
BY ITS DIRECTOR:

/s/ Vaughn R Cook
Vaughn Cook

<u>SCHEDULE 1</u>

Names, Addresses and Capital Contributions of Shareholders

NAME	ADDRESS	CAPITAL CONTRIBUTION
SES Investment Limited	20C, New International Shanghai Tower 360 Pu Dong Road South Shanghai, 200120, PRC	Management, $100,000
TUUN Health, LLC	5485 Reno Corporate Drive Suite 400 Reno, NV 89511 USA	Management, $1,100,000, technology
ZYTO Corporation	1226 S. 1380 W. Orem, UT 84058 USA	$50,000, technology

Schedule 2

Percentage Interest

NAME	PERCENTAGE INTEREST
SES Investment Limited	42.5%
TUUN Health, LLC	42.5%
ZYTO Corporation	15.0%

Schedule 3

List of Directors

NAME	TITLE
Goodwin Wang	Chairman and Chief Executive Officer
W. John Diamond	Director
David J. Diamond	Director
Vaughn Cook	Director